As filed with Securities and Exchange Commission on January 29, 2003

                                        Registration No.  __________

                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM S-8

                        REGISTRATION STATEMENT
                   UNDER THE SECURITIES ACT OF 1933


                     COMPETITIVE TECHNOLOGIES, INC.
        (Exact name of registrant as specified in its charter)

             Delaware                             36-2664428
(State or other jurisdiction of              (I.R.S. Employer
incorporation or organization)               Identification No.)

1960 Bronson Road
Fairfield, CT                                       06824
(Address of Principal                             (Zip Code)
Executive Offices)


     1997 EMPLOYEES' STOCK OPTION PLAN AS AMENDED JANUARY 24, 2003
                                  and
     2000 DIRECTORS STOCK OPTION PLAN AS AMENDED JANUARY 24, 2003
                       (Full title of the plans)

                          Frank R McPike, Jr.
                     Executive Vice President and
                        Chief Financial Officer
                    Competitive Technologies, Inc.
                           1960 Bronson Road
                         Fairfield, CT  06824
     _____________________________________________________________
                (Name and address of agent for service)

     _______________________(203) 255-6044_______________________
     (Telephone number, including area code, of agent for service)


                               Copy to:
                            Allan J. Reich
                         D'Ancona & Pflaum LLC
                   111 East Wacker Drive, Suite 2800
                          Chicago, IL  60601
                      Telephone:  (312) 602-2111


               [FACING PAGE CONTINUED ON NEXT PAGE]



                    CALCULATION OF REGISTRATION FEE


Title of
each class                    Proposed       Proposed
of                            maximum        maximum
securities     Amount         offering       aggregate     Amount of
to be          to be          price per      offering      registration
registered     registered     share          price         fee


Common Stock   150,000        $  2.41 (3)    $361,500 (3)  $ 34.00
($.01 par      shares (1)
value)

Common Stock   150,000        $  2.41 (3)    $361,500 (3)  $ 34.00
($.01 par      shares (2)
value)

                                             Total         $ 68.00

(1)  Pursuant to 1997 Employees' Stock Option Plan as amended January
     24, 2003

(2)  Pursuant to 2000 Directors Stock Option Plan as amended January 24,
     2003

(3) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low prices of the registrant's Common Stock on the American Stock Exchange as reported in the consolidated reporting system on January 24, 2003. Rule 457 (h)(1) and (c).

                        _______________________


                           EXPLANATORY NOTE


     The prospectus which will be part of this registration statement is a combined prospectus under SEC Rule 429 intended to be used for the offering of (i) the shares of registrant's Common Stock registered hereunder, and (ii) the shares of registrant's Common Stock remaining to be issued which have been previously registered by registrant's registration statements on Form S-8, for the 1997 Employees' Stock Option Plan on File No. 333-49095, File No. 333-58612 and File No. 333-81456, and for the 2000 Directors Stock Option Plan on File No. 333-95763.


                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The documents listed in (a) through (f) below are incorporated by reference in this registration statement; and all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents:

     (a) The registrant's annual report on Form 10-K for the fiscal year ended July 31, 2002.

     (b) The registrant's amendment number 1 to its annual report on Form 10-K/A for the fiscal year ended July 31, 2002.

     (c) The registrant's quarterly report on Form 10-Q for the quarter ended October 31, 2002.

     (d) The registrant's report on Form 8-K filed August 6, 2002 (date of earliest event reported July 16, 2002) under Item 5 and Item 7 to report its sale of all its interests related to E. L. Specialists, Inc. to MRM Acquisitions, LLC for $200,000.

     (e)  The registrant's report on Form 8-K filed August 16, 2002 under
          Item 5 and Item 7 to report the August 13, 2002 opinion of the U. S. District judge for the District of Colorado awarding approximately $54 million plus interest from January 1, 2002, to the plaintiffs in the MaternaTM patent infringement litigation.

     (f) The description of the registrant's Common Stock contained in the registration statement on Form 8-A filed on April 2, 1984, File No. 1-8696, including any amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Members of the firm of D'Ancona & Pflaum LLC own an aggregate of 15,015 shares of the registrant's Common Stock.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). The registrant has provided for indemnification in its charter and by-laws to the extent permitted by the provisions of the Delaware statute. The registrant also maintains directors and officers' liability insurance (subject to certain exclusions and limitations) against certain liabilities, including certain liabilities under the Securities Act of 1933. See Item 9, "Undertakings."

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     See Exhibit Index immediately preceding exhibits.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on January 29, 2003.

                                   COMPETITIVE TECHNOLOGIES, INC.
                                   (Registrant)


                                   By:   s/ Frank R. McPike, Jr.
                                        Frank R. McPike, Jr.
                                        Executive Vice President,
                                        Chief Financial Officer and
                                        Authorized Signer

     Each person whose signature appears below appoints John B. Nano and Frank R. McPike, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his stead, in any capacities to sign this Registration Statement on Form S-8 and any and all amendments, including post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 29, 2003.

     Name                                    Title

s/  Richard E. Carver                        Director and Chairman of
     (Richard E. Carver)                     the Board

s/  George W. Dunbar, Jr.                    Director
     (George W. Dunbar, Jr.)

s/  Samuel M. Fodale                         Director
     (Samuel M. Fodale)

s/  John B. Nano                             President, Chief Executive
     (John B. Nano)                          Officer and Director

s/  Charles J. Philippin                     Director
     (Charles J. Philippin)

s/  John M. Sabin                            Director
     (John M. Sabin)

s/  Frank R. McPike, Jr.                     Executive Vice President
                                             (Frank R. McPike, Jr.)
                                             and Chief Financial
                                             Officer (Principal
                                             Financial and
                                             Accounting Officer)



                             EXHIBIT INDEX


Exhibit
Number         Description                                    Page

 4.1           Unofficial restated certificate of
               incorporation of the registrant as
               amended to date, filed as Exhibit 4.1
               to the registrant's Registration
               Statement on Form S-8, File Number
               333-49095 and hereby incorporated
               by reference.

 4.2           By-laws of the registrant as amended
               to date.                                       8-17

 4.3           1997 Employees' Stock Option Plan
               as amended January 24, 2003.                  18-31

 4.4           2000 Directors Stock Option Plan
               as amended January 24, 2003.                  32-39

 5.1           Opinion of D'Ancona & Pflaum LLC.                40

23.1           Consent of PricewaterhouseCoopers LLP.           41

23.2           Consent of D'Ancona & Pflaum LLC
               (included in Exhibit 5.1).

24.1 Power of Attorney (included in signature section of this registration statement).